EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-233174, 333-219964, 333-200102, 333-179158, 333-179159, 333-144254, 333-144253, 333-144252, 333-85412, 333-85418, and 333-85420) pertaining to the 2014 Equity Incentive Plan, Monarch Casino & Resort. Inc. 1993 Directors’ Stock Option Plan and Monarch Casino & Resort, Inc. 1993 Executive Long-Term Incentive Plan of our reports dated March 12, 2020, with respect to the consolidated financial statements and schedule of Monarch Casino & Resort, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 12, 2020